Exhibit 10.2

Amendment No. 2

to the

TRI Pointe Homes, Inc.

2013 Long-Term Incentive Plan

Pursuant to Section 5.2 of the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan (the “Plan”), this Second Amendment (this “Amendment”) to the Plan is made and shall be effective as of June 23, 2014.

1. Section 2.4 of the Plan is deleted in its entirety and replaced with the following:

“No Repricing without Stockholder Approval. Other than in connection with any equity restructuring or any other change in the Company’s capitalization (as described in Section 5.7), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded option or SAR and, at any time when the exercise price of a previously awarded option or SAR is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such option or SAR for cash or a new award with a lower (or no) exercise price.”

2. Except as expressly provided herein, all other provisions of the Plan shall remain in full force and effect and are hereby ratified and confirmed.

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IN WITNESS WHEREOF, this amendment to the Plan is executed as of June 23, 2014.

TRI POINTE HOMES, INC., a Delaware corporation

By:	/s/ Douglas F. Bauer
Name:	Douglas F. Bauer
Title:	Chief Executive Officer